Exhibit 99.1

Bio-Path Holdings Appoints Dr. Jason B. Fleming to Scientific Advisory Board

HOUSTON — August 16, 2018 – Bio-Path Holdings, Inc., (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize® antisense RNAi nanoparticle technology to develop a portfolio of targeted nucleic acid cancer drugs, today announced the appointment of Jason B. Fleming, M.D., F.A.C.S., to its Scientific Advisory Board (SAB).

“We are thrilled to welcome Dr. Fleming to our scientific advisory board. As a leader in the treatment of gastrointestinal cancers, Dr. Fleming will be able to offer substantial insight as we seek to advance our lead drug candidate prexigebersen and our third drug candidate, BP1003, towards the clinic for the treatment of pancreatic cancer,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path.

“As a surgeon, I am committed to improving treatment options for patients with unmet medical need. I am particularly excited by Bio-Path’s innovative drug candidates that have demonstrated the potential to transform the treatment of pancreatic cancer. I look forward to working with my new colleagues to help advance DNAbilize™ and offer meaningful new treatments for patients,” commented Dr. Fleming.

Dr. Fleming is the Chair and Program Director of the Department of Gastrointestinal Oncology at Moffitt Cancer Center. Prior to joining Moffitt, Dr. Fleming was a professor in the Department of Surgical Oncology at the University of Texas MD Anderson Cancer Center, where he served as Chief of Pancreas Surgery and Executive Director of Perioperative Services. In addition to these responsibilities, Dr. Fleming developed a novel patient-derived preclinical tumor model in which he tested new drug candidates for the treatment of pancreatic cancer. Preclinical testing in Dr. Fleming’s model have shown both prexigebersen and BP1003 to successfully penetrate pancreatic tumors and to significantly enhance the efficacy of standard frontline treatments. Bio-Path intends to include pancreatic cancer tumors in the Phase 1 clinical trial of prexigebersen solid tumors which is expected to initiate before the end of 2018.

Dr. Fleming received his M.D. from the University of Tennessee Center of Health Science. He completed his clinical residency in general surgery at the University of Texas Southwestern Medical Center. Dr. Fleming also completed a fellowship at the University of Texas Southwestern Medical Center and a clinical fellowship in surgical oncology at the University of Texas MD Anderson Cancer Center.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company developing DNAbilize®, a novel technology that has yielded a pipeline of RNAi nanoparticle drugs that can be administered with a simple intravenous transfusion. Bio-Path’s lead product candidate, prexigebersen (BP1001, targeting the Grb2 protein), is in a Phase 2 study for blood cancers and in preclinical studies for solid tumors. This is followed by BP1002, targeting the Bcl-2 protein, which the company anticipates entering into clinical studies where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369